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Exhibit (a)(1)(A)

Offer to Purchase for Cash
Up to 10,000,000 Shares of its Common Stock
(including the Associated Preferred Share Purchase Rights)
at a Purchase Price Not Greater Than $6.80 nor Less Than $5.80 Per Share

THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL
EXPIRE AT 9:00 A.M., NEW YORK CITY TIME, ON SEPTEMBER 12, 2006,
UNLESS THE TENDER OFFER IS EXTENDED

Savient Pharmaceuticals, Inc., a Delaware corporation (the “Company,” “we,” or “us”), is offering to purchase for cash up to 10,000,000 shares of its common stock, par value $0.01 per share (the “common stock”), including the associated preferred share purchase rights (the “rights”) issued under the Rights Agreement dated as of October 7, 1998, between the Company and American Stock Transfer & Trust Company, as Rights Agent, as amended, at a price not greater than $6.80 nor less than $5.80 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Tender Offer”). Unless the context otherwise requires, all references to the shares shall refer to the common stock of the Company and shall include the rights, and unless the rights are redeemed prior to the expiration of the Tender Offer, a tender of the shares will constitute a tender of the rights.

We are offering to purchase up to 10,000,000 shares in the Tender Offer. On the terms and subject to the conditions of the Tender Offer, we will determine a single per share price, not greater than $6.80 nor less than $5.80 per share, net to the seller in cash, less any applicable withholding taxes and without interest, that we will pay for shares properly tendered and not properly withdrawn in the Tender Offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders. After the Tender Offer expires, we will look at the prices chosen by stockholders for all of the shares properly tendered and not properly withdrawn. We will then select the lowest purchase price (in multiples of $0.10) within the price range specified above that will allow us to buy 10,000,000 shares, subject to our right to increase the total number of shares purchased to the extent permitted by applicable law. If fewer shares are properly tendered and not properly withdrawn, we will select the lowest price that will allow us to buy all the shares that are properly tendered and not properly withdrawn. All shares we acquire in the Tender Offer will be acquired at the same purchase price regardless of whether the stockholder tendered at a lower price. We will purchase only shares properly tendered at prices at or below the purchase price we determine. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered, even if stockholders tendered at or below the purchase price, if more than the number of shares we seek are properly tendered and not properly withdrawn. We will return shares tendered at prices in excess of the purchase price that we determine and shares that we do not purchase because of the “odd lot” priority, proration and conditional tender provisions to the tendering stockholders at our expense promptly after the Tender Offer expires. See Section 3.

Subject to applicable law, we reserve the right to accept for payment, according to the terms and conditions of the Tender Offer, up to an additional 2% of our outstanding shares (or approximately 1,200,000 shares). See Sections 1 and 15.

The Tender Offer is not conditioned upon any minimum number of shares being tendered. The Tender Offer is, however, subject to certain conditions. See Section 7.

Questions and requests for assistance may be directed to MacKenzie Partners, Inc. (the “Information Agent”), or to Citigroup Global Markets Inc. (the “Dealer Manager”), at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent.

The Dealer Manager for the Tender Offer is:

August 14, 2006

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The shares are listed and traded on The NASDAQ Global Market (“NASDAQ”) under the symbol “SVNT”. On August 11, 2006, the last full trading day before we commenced our Tender Offer, the closing price of the shares as reported on NASDAQ was $5.59 per share. Stockholders are urged to obtain current market quotations for the shares. See Section 8.

Our directors and executive officers have each advised us that they do not intend to tender any of their shares in the Tender Offer. See Section 11.

Our Board of Directors has approved the Tender Offer. However, neither we nor our Board of Directors nor the Dealer Manager, the Depositary nor the Information Agent are making any recommendation to you as to whether to tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares. You must decide as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, and should consult your own tax and investment advisors.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

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IMPORTANT

If you want to tender all or part of your shares, you must do one of the following before the Tender Offer expires:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

•
if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, the Depositary for the Tender Offer (the “Depositary”) at its address shown on the Letter of Transmittal;

•	if you are an institution participating in The Depository Trust Company, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase; or

•	if you are a holder of vested options, you may exercise your vested options and tender any of the shares issued upon exercise.

If you wish to tender shares in the Tender Offer and your certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the expiration of the Tender Offer, you can still tender your shares if you comply with the guaranteed delivery procedures described in Section 3.

If you wish to maximize the chance that your shares will be purchased in the Tender Offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined in the Tender Offer.” If you agree to accept the purchase price determined in the Tender Offer, your shares will be deemed to be tendered at the minimum price of $5.80 per share. You should understand that this election may lower the purchase price paid for all shares in the Tender Offer and could result in your shares being purchased at the minimum price of $5.80 per share.

We are not making the Tender Offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. If we become aware of any jurisdiction where the making of the Tender Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law where practicable. If, after such good faith effort, we cannot comply with the applicable law, the Tender Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction.

If you have any questions regarding the Tender Offer, please contact MacKenzie Partners, Inc., the Information Agent for the Tender Offer, at (212) 929-5500 (collect) or (800) 322-2885 (toll free), or Citigroup Global Markets Inc., the Dealer Manager for the Tender Offer, at (877) 531-8365 (toll free) or (212) 723-7236 (collect).

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares in the Tender Offer. You should rely only on the information contained in this Offer to Purchase or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Tender Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Dealer Manager, the Depositary or the Information Agent.

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. The Company is at times referred to as “we,” “our” or “us.” We refer to the shares of our common stock, including the rights, as the “shares.” This summary term sheet highlights the material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Tender Offer to the same extent described in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Tender Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion where helpful.

Who is offering to purchase my shares?

Savient Pharmaceuticals, Inc.

What will be the purchase price for the shares and what will be the form of payment?

We are conducting the Tender Offer through a procedure commonly called a “modified Dutch Auction.”

This procedure allows you to select the price within a price range specified by us at which you are willing to sell your shares. The lowest price that may be specified is $5.80. The prices that may be specified increase in increments of $0.10 and the highest price that may be specified is $6.80.

After the Tender Offer expires, we will look at the prices chosen by stockholders for all of the shares properly tendered and not properly withdrawn. We will then select the lowest purchase price that will allow us to buy 10,000,000 shares, subject to our right to increase the total number of shares purchased to the extent permitted by applicable law. If fewer shares are properly tendered and not properly withdrawn, we will select the lowest price that will allow us to buy all the shares that are properly tendered and not properly withdrawn.

All shares we purchase will be purchased at the same price, even if you have selected a lower price, but we will not purchase any shares above the purchase price determined in the Tender Offer.

If you wish to maximize the chance that your shares will be purchased in the Tender Offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined in the Tender Offer” indicating that you will accept the purchase price we determine. If you agree to accept the purchase price determined in the Tender Offer, your shares will be deemed to be tendered at the minimum price of $5.80 per share. You should understand that this election may lower the purchase price paid for all shares in the Tender Offer and could result in your shares being purchased at the minimum price of $5.80 per share.

If your shares are purchased in the Tender Offer, we will pay you the purchase price in cash, less any applicable withholding taxes and without interest, promptly after the Tender Offer expires. See Sections 1 and 5. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment.

How many shares is the Company offering to purchase in the Tender Offer?

We are offering to purchase up to 10,000,000 shares of our common stock, par value $0.01 per share, including the rights. The 10,000,000 shares represent approximately 16.2% of our issued and outstanding common stock as of August 9, 2006. See Section 1. If fewer shares are properly tendered and not properly withdrawn, we will purchase all shares that are properly tendered and not properly withdrawn. If more than 10,000,000 shares are properly tendered and not properly withdrawn, we will purchase all shares tendered and not properly withdrawn at or below the purchase price on a pro rata basis, except for “odd lots” (lots of less than 100 shares), which we will purchase on a priority basis, and except for each conditional tender whose condition was not met, which we will not purchase (except as described in Section 6). Each share is coupled with an associated preferred share purchase right that we will acquire with the shares of common stock we purchase. No additional consideration will be paid for the rights. Subject to applicable law, we reserve the right to accept for payment, according to the terms and conditions of the Tender Offer, up to an additional

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2% of our outstanding shares (or approximately 1,200,000 shares). In exercising the right to accept for payment up to an additional 2% of our outstanding shares, we may increase the purchase price to allow us to purchase such additional shares. The Tender Offer is not conditioned on any minimum number of shares being tendered.

What are the “rights”?

Each time we issue a share of common stock, we issue to the holder of the share one preferred share purchase right pursuant to the Rights Agreement dated as of October 7, 1998, between the American Stock Transfer & Trust Company, as Rights Agent, as amended, which agreement is incorporated herein by reference and is an exhibit to our Issuer Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission in connection with the Tender Offer. These rights are not represented by separate certificates. Instead, they are evidenced by certificates of shares of common stock, and they automatically trade with the associated shares of common stock. Unless the context otherwise requires, all references in this Offer to Purchase to the “shares” shall refer to the common stock of the Company and shall include the rights. Unless the rights are redeemed prior to the expiration of the Tender Offer, a tender of the shares will constitute a tender of the rights.

How will the Company pay for the shares?

Assuming that 10,000,000 shares are tendered in the Tender Offer at the maximum purchase price of $6.80 per share, the aggregate purchase price will be $68,000,000. We anticipate that we will pay for the shares tendered in the Tender Offer as well as paying related fees and expenses, from our cash and short-term investments. See Section 9.

How long do I have to tender my shares? Can the Tender Offer be extended, amended or terminated?

You may tender your shares until the Tender Offer expires. The Tender Offer will expire at 9:00 a.m., New York City time, on September 12, 2006, which we refer to as the “Expiration Time,” unless we extend it. See Section 1. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Tender Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s deadline. See Section 3.

We may choose to extend the Tender Offer at any time and for any reason, subject to applicable laws. See Section 15. We cannot assure you that we will extend the Tender Offer or indicate the length of any extension that we may provide. If we extend the Tender Offer, we will delay the acceptance of any shares that have been tendered. We can also amend the Tender Offer in our sole discretion or terminate the Tender Offer under certain circumstances. See Sections 7 and 15.

How will I be notified if the Company extends the Tender Offer or amends the terms of the Tender Offer?

If we extend the Tender Offer, we will issue a press release announcing the extension and the new Expiration Time by 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. We will announce any amendment to the Tender Offer by making a public announcement of the amendment. See Section 15.

What is the purpose of the Tender Offer?

The purpose of the Tender Offer is to repurchase a portion of our outstanding shares. We believe that the “modified Dutch Auction” tender offer described herein represents a mechanism to provide all of our stockholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of some or all of their investment if they so elect. The Tender Offer also provides stockholders (particularly those who, because of the size of their holdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares without potential disruption to the share price and the usual transaction costs associated with market

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sales. In addition, if we complete the Tender Offer, stockholders who do not participate in the Tender Offer will automatically increase their relative percentage ownership interest in us and our future operations at no additional cost to them. As a result, our Board of Directors believes that investing in our own shares in this manner is an attractive use of capital and an efficient means to provide value to our stockholders.

The Tender Offer also provides our stockholders with an efficient way to sell their shares without incurring brokers’ fees or commissions. Where shares are tendered by the registered owner of those shares directly to the Depositary, the sale of those shares in the Tender Offer will permit the seller to avoid the usual transaction costs associated with open market sales. Furthermore, Odd Lot Holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased in the Tender Offer will avoid any applicable odd lot discounts that might be payable on sales of their shares. See Section 2.

What are the significant conditions to the Tender Offer?

Our obligation to accept and pay for your tendered shares depends upon a number of conditions that must be satisfied or waived prior to the Expiration Time, including, but not limited to:

•
no legal action shall have been threatened, instituted, or been pending that challenges the Tender Offer or seeks to impose limitations on our ability to acquire or hold or to exercise full rights of ownership of the shares;

•
no changes in the general political, market, economic or financial conditions in the United States or abroad that are reasonably likely to materially adversely affect our business or the trading in the shares shall have occurred;

•
no person or entity shall have commenced a tender or exchange offer (other than the Tender Offer) for our shares, and no merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary has been proposed, announced or made by any person;

•
no person or entity (including a group) shall have acquired, or announced its proposal to acquire, beneficial ownership of more than 5% of the outstanding shares (other than anyone who publicly disclosed such ownership in a filing with the Securities and Exchange Commission (the “SEC”) on or before August 11, 2006), and no person or entity (including a group) which has made such a filing on or before August 11, 2006 has acquired or proposed to acquire an additional 1% or more of our outstanding shares;

•
no material adverse change in our business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries, shall have occurred or is reasonably likely to occur; and

•
we shall not have determined that as a result of the consummation of the Tender Offer and the purchase of shares that there will be a reasonable likelihood that the shares will be delisted from NASDAQ or be eligible for deregistration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Tender Offer is subject to a number of other conditions described in greater detail in Section 7.

Following the Tender Offer, will the Company continue as a public company?

Yes. The completion of the Tender Offer in accordance with its terms and conditions will not cause the Company to be delisted from NASDAQ or to stop being subject to the periodic reporting requirements of the Exchange Act. It is a condition of our obligation to purchase shares pursuant to the Tender Offer that there will not be a reasonable likelihood that such purchase will cause the shares not to continue to be eligible for listing on NASDAQ or not to continue to be eligible for registration under the Exchange Act. See Section 7.

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How do I tender my shares?

If you want to tender all or part of your shares, you must do one of the following before 9:00 a.m., New York City time, on September 12, 2006, or any later time and date to which the Tender Offer may be extended or earlier as your broker or other nominee may require:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

•
if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to the Depositary at its address shown on the Letter of Transmittal;

•	if you are an institution participating in The Depository Trust Company, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase; or

•	if you are a holder of vested options to purchase shares under our equity compensation plans, you may exercise your vested options and tender any of the shares issued upon exercise.

If you want to tender your shares, but:

•	your certificates for your shares are not immediately available or cannot be delivered to the Depositary by the expiration of the Tender Offer;

•	you cannot comply with the procedure for book-entry transfer by the expiration of the Tender Offer; or

•	your other required documents cannot be delivered to the Depositary by the expiration of the Tender Offer;

you can still tender your shares if you comply with the guaranteed delivery procedure described in Section 3.

You may contact the Information Agent or the Dealer Manager for assistance. The contact information for the Information Agent and the Dealer Manager appears on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

How do participants in our employee stock purchase plan participate in the Tender Offer?

Participants in our 1998 Employee Stock Purchase Plan (the “Stock Purchase Plan”) have their shares registered in the name of Deutsche Bank Alex. Brown, a broker, and should follow the instructions applicable to stockholders with shares registered in the name of brokers and other nominees. Please contact the Information Agent at (212) 929-5500 (collect) or (800) 322-2885 (toll free) with any questions regarding tendering shares acquired in the Stock Purchase Plan. See Section 3.

How do holders of vested stock options participate in the Tender Offer?

If you hold vested but unexercised options to purchase shares, you may exercise such options in accordance with the terms of the applicable stock option plan or plans and tender the shares received upon such exercise in accordance with the Tender Offer. An exercise of an option cannot be revoked even if shares received upon the exercise thereof and tendered in the Tender Offer are not purchased in the Tender Offer for any reason. See Section 3. Holders of unvested stock awards or other restricted equity interests may not tender shares or shares represented by such interests unless they are fully vested.

What happens if more than 10,000,000 shares are tendered at or below the purchase price?

If more than 10,000,000 shares (or such greater number of shares as we may elect to accept for payment, subject to applicable law) are properly tendered at or below the purchase price we determine and not properly withdrawn prior to the Expiration Time, we will purchase shares as follows:

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•
first, all “odd lots” of less than 100 shares from holders who properly tender all of their shares at or below the purchase price determined in the Tender Offer and do not properly withdraw them before the Expiration Time;

•
second, from all other stockholders who properly tender shares at or below the purchase price determined in the Tender Offer and who do not properly withdraw them before the Expiration Time, on a pro rata basis (except for stockholders who tendered shares conditionally for which the condition was not initially satisfied); and

•
third, only if necessary to permit us to purchase 10,000,000 shares (or such greater number of shares as we may elect to accept for payment, subject to applicable law), from holders who have tendered shares at or below the purchase price determined in the Tender Offer conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Because of the “odd lot” priority, proration and conditional tender provisions described above, we may not purchase all of the shares that you tender even if you tender them at or below the purchase price. See Section 1.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?

If you own beneficially or of record fewer than 100 shares in the aggregate, you properly tender all of these shares at or below the purchase price and do not properly withdraw them before the Expiration Time, and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guarantee Delivery, we will purchase all of your shares without subjecting them to the proration procedure. See Section 1.

Once I have tendered shares in the Tender Offer, can I withdraw my tender?

Yes. You may withdraw any shares you have tendered at any time before 9:00 a.m., New York City time, on September 12, 2006, unless we extend the Tender Offer, in which case you can withdraw your shares until the expiration of the Tender Offer as extended. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after October 10, 2006. See Section 4.

How do I withdraw shares I previously tendered?

To withdraw shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the shares. If you have used more than one Letter of Transmittal or have otherwise tendered shares in more than one group of shares, you may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the required information is included. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer described in Section 3. See Section 4. If you have tendered your shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the nominee to arrange for the withdrawal of your shares.

Has the Company or its Board of Directors adopted a position on the Tender Offer?

Our Board of Directors has approved the Tender Offer. However, neither we nor our Board of Directors nor the Dealer Manager, the Depositary nor the Information Agent are making any recommendation to you as to whether to tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares. You must decide as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully

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the information in this Offer to Purchase and in the related Letter of Transmittal, and should consult your own tax and investment advisors. See Section 2.

Do the directors and executive officers of the Company intend to tender their shares in the Tender Offer?

Our directors and executive officers have each advised us that they do not intend to tender any of their shares in the Tender Offer. Accordingly, if we complete the Tender Offer, the proportional holdings of our directors and executive officers will increase. After completion of the Tender Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market or other transactions at prices that may or may not be more favorable than the purchase price to be paid to our stockholders in the Tender Offer. See Section 11.

If I decide not to tender, how will the Tender Offer affect my shares?

Stockholders who choose not to tender their shares will own a greater percentage interest in our outstanding common stock following the consummation of the Tender Offer. See Section 2.

What is the recent market price of my shares?

On August 11, 2006, the last full trading day before we commenced the Tender Offer, the closing price of the shares as reported on NASDAQ was $5.59 per share. You are urged to obtain current market quotations for the shares before deciding whether and at what price or prices to tender your shares. See Section 8.

When will the Company pay for the shares I tender?

We will pay the purchase price, net to the seller in cash, less any applicable withholding tax and without interest, for the shares we purchase promptly after the expiration of the Tender Offer. We do not expect, however, to announce the results of proration and begin paying for tendered shares until up to five business days after the expiration of the Tender Offer. See Section 5.

Will I have to pay brokerage commissions if I tender my shares?

If you are the record owner of your shares and you tender your shares directly to the Depositary, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee and the nominee tenders your shares on your behalf, the nominee may charge you a fee for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See Section 3.

What are the United States federal income tax consequences if I tender my shares?

Generally, if you are a U.S. Holder (as defined in Section 14), you will be subject to United States federal income taxation when you receive cash from the Company in exchange for the shares you tender in the Tender Offer. Depending on your particular circumstances, you will be treated as either (1) recognizing capital gain or loss from the disposition of your shares or (2) receiving a dividend distribution from the Company. See Section 14. If you are a foreign stockholder (as defined in Section 14), you may be subject to withholding at a rate of 30% on payments received pursuant to the Tender Offer. You may also be subject to tax in other jurisdictions on the disposal of shares. See Sections 3 and 14.

If you are a U.S. Holder, you should complete the Substitute Form W-9 included in your Letter of Transmittal. Any tendering stockholder or other payee that fails to complete, sign and return to the Depositary the Substitute Form W-9 included in the Letter of Transmittal (or such other Internal Revenue Service (“IRS”) form as may be applicable) may be subject to United States backup withholding. Such withholding would be equal to 28% of the gross proceeds paid to the stockholder or other payee pursuant to the Tender Offer. Different rules on filings in respect of withholding of tax apply to foreign stockholders. See Sections 3 and 14. We recommend that you consult with your tax advisor with respect to your particular situation.

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Will I have to pay stock transfer taxes if I tender my shares?

We will pay all stock transfer taxes unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 5.

Whom can I talk to if I have questions?

If you have any questions regarding the Tender Offer, please contact MacKenzie Partners, Inc., the Information Agent for the Tender Offer, at (212) 929-5500 (collect) or (800) 322-2885 (toll free), or Citigroup Global Markets Inc., the Dealer Manager for the Tender Offer, at (877) 531-8365 (toll free) or (212) 723-7236 (collect). Additional contact information for the Information Agent and the Dealer Manager is set forth on the back cover of this Offer to Purchase.

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CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

This Offer to Purchase, and the documents incorporated herein by reference, contain “forward-looking statements” which are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. Such risks, trends and uncertainties are in some instances beyond the Company’s control.

Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will” and other similar expressions help identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements involve substantial risks and uncertainties and are based on current expectations, assumptions, estimates and projections about our business and the biopharmaceutical and specialty pharmaceutical industries in which we operate. Such risks and uncertainties include, but are not limited to:

•	our stock price and market conditions;

•	delay or failure in developing Puricase® (PEG-uricase) and other product candidates;

•	difficulties of expanding our product portfolio through in-licensing;

•	introduction of generic competition for Oxandrin®;

•	fluctuations in buying patterns of wholesalers;

•	potential future returns of Oxandrin or other products;

•	our continuing to incur substantial net losses for the foreseeable future;

•	difficulties in obtaining financing;

•	potential development of alternative technologies or more effective products by competitors;

•	reliance on third-parties to manufacture, market and distribute many of our products;

•	economic, political and other risks associated with foreign operations;

•	risks of maintaining protection for our intellectual property;

•	risks of an adverse determination in on-going or future intellectual property litigation; and

•	risks associated with stringent government regulation of the biopharmaceutical and specialty pharmaceutical industries.

These risks and uncertainties include risks related to our businesses as well as the factors relating to the transactions discussed in this Offer to Purchase. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. You should not place undue reliance on the forward-looking statements, which speak only as to the date of this Offer to Purchase or the date of documents incorporated by reference. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that we may make. Except as required by law, we do not assume any obligation to update any forward-looking statements.

In addition, please refer to our Current Reports on Form 8-K filed on July 11, 2006 (two reports), August 10, 2006 and August 11, 2006, our Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2006 and March 31, 2006, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, in each case as filed with the SEC, each of which is incorporated by reference herein, for additional information on risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements or that may otherwise impact our Company and business. See Section 10.

Notwithstanding anything in this Offer to Purchase, the Letter of Transmittal or any document incorporated by reference into this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

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INTRODUCTION

To the Holders of our Common Stock:

We invite our stockholders to tender shares of our common stock, par value $0.01 per share (the “common stock”), including the rights, for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal, we are offering to purchase up to 10,000,000 shares at a price not greater than $6.80 nor less than $5.80 per share, net to the seller in cash, less applicable withholding taxes and without interest. Unless the context otherwise requires, all references to shares shall refer to the common stock of the Company and shall include the rights, and a tender of the shares will constitute a tender of the rights. We will not pay any additional consideration for the rights.

The Tender Offer will expire at 9:00 a.m., New York City time, on September 12, 2006, unless extended as described in Section 15.

After the Expiration Time, we will look at the prices chosen by stockholders for all of the shares properly tendered and not properly withdrawn. We will then select the lowest purchase price within the price range specified above that will allow us to buy 10,000,000 shares, subject to our right to increase the total number of shares purchased to the extent permitted by applicable law. If fewer shares are properly tendered and not properly withdrawn, we will select the lowest price that will allow us to buy all the shares that are properly tendered and not properly withdrawn. All shares we acquire in the Tender Offer will be acquired at the same purchase price regardless of whether the stockholder tendered at a lower price.

We will purchase only shares properly tendered at prices at or below the purchase price we determine. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered, even if stockholders tendered at or below the purchase price, if more than the number of shares we seek are properly tendered and not properly withdrawn. We will return shares tendered at prices in excess of the purchase price that we determine and shares that we do not purchase because of the “odd lot” priority, proration or conditional tender provisions to the tendering stockholders at our expense promptly following the Expiration Time. See Section 1.

Subject to applicable law, we reserve the right to accept for payment, according to the terms and conditions of the Tender Offer, up to an additional 2% of our outstanding shares (or approximately 1,200,000 shares). See Sections 1 and 15.

Tendering stockholders whose shares are registered in their own names and who tender directly to American Stock Transfer & Trust Company, the Depositary for the Tender Offer, will not be obligated to pay brokerage fees or commissions or, except as described in Section 5, stock transfer taxes on the purchase of shares by us in the Tender Offer. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee and the nominee tenders your shares on your behalf, the nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Holders of vested but unexercised options to purchase shares outstanding under the Bio-Technology General Corp. Stock Option Plan for New Directors, Bio-Technology General Corp. 1992 Stock Option Plan, Bio-Technology General Corp. 1997 Stock Option Plan, Bio-Technology General Corp. 1998 Employee Stock Option Plan, Bio-Technology General Corp. 2001 Stock Option Plan or the Savient Pharmaceuticals, Inc. 2004 Incentive Plan (collectively, the “Stock Option Plans”) may exercise such options and tender some or all of the shares issued upon such exercise. Holders of restricted stock and restricted stock units may not tender those shares or the shares represented by such units unless such restrictions have lapsed.

The Tender Offer is not conditioned upon any minimum number of shares being tendered. Our obligation to accept, and pay for, shares validly tendered pursuant to the Tender Offer is conditioned upon satisfaction or waiver of the conditions described in Section 7.

Our Board of Directors has approved the Tender Offer. However, neither we nor our Board of Directors nor the Dealer Manager, the Depositary nor the Information Agent are making any recommendation to you as to whether to tender or refrain from tendering your shares or as to the

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price or prices at which you may choose to tender your shares. You must decide as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, and should consult your own tax and investment advisors. See Section 2.

Our directors and executive officers have each advised us that they do not intend to tender any of their shares in the Tender Offer. Accordingly, if we complete the Tender Offer, the proportional holdings of our directors and executive officers will increase. After completion of the Tender Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market or other transactions at prices that may or may not be more favorable than the purchase price to be paid to our stockholders in the Tender Offer. See Section 11.

Any tendering stockholder or other payee that fails to complete, sign and return to the Depositary the Substitute Form W-9 included in the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to United States backup withholding at a rate equal to 28% of the gross proceeds paid to the holder or other payee pursuant to the Tender Offer, unless such holder establishes that it is exempt from backup withholding. See Section 3. Also see Section 14 of this Offer to Purchase regarding certain United States federal income tax consequences of a sale of shares pursuant to the Tender Offer.

As of August 9, 2006, there were approximately 61,870,000 shares of our common stock issued and outstanding. The 10,000,000 shares that we are offering to purchase hereunder represent approximately 16.2% of the total number of issued and outstanding shares of our common stock as of August 9, 2006. The shares are listed and traded on NASDAQ under the symbol “SVNT”. On August 11, 2006, the last full trading day before we commenced the Tender Offer, the closing price of the shares as reported on NASDAQ was $5.59 per share. Stockholders are urged to obtain current market quotations for the shares before deciding whether and at what price or prices to tender their shares. See Section 8.

THE TENDER OFFER

1.	Terms of the Tender Offer

General. Upon the terms and subject to the conditions of the Tender Offer, we will purchase 10,000,000 shares of our common stock or, if fewer shares are properly tendered, all shares that are properly tendered and not properly withdrawn in accordance with Section 4, at a price not greater than $6.80 nor less than $5.80 per share, net to the seller in cash, less any applicable withholding tax and without interest.

The term “Expiration Time” means 9:00 a.m., New York City time, on September 12, 2006, unless we, in our sole discretion, extend the period of time during which the Tender Offer will remain open, in which event the term “Expiration Time” shall refer to the latest time and date at which the Tender Offer, as so extended by us, shall expire. See Section 15 for a description of our right to extend, delay, terminate or amend the Tender Offer. Subject to applicable law, we reserve the right to accept for payment, according to the terms and conditions of the Tender Offer, up to an additional 2% of our outstanding shares (or approximately 1,200,000 shares). See Section 15.

If the Tender Offer is over-subscribed as described below, shares tendered at or below the purchase price we determine and not properly withdrawn will be subject to proration, except for “odd lots.” The proration period and, except as described herein, withdrawal rights expire at the Expiration Time.

If we:

•	increase the price to be paid for shares above $6.80 per share or decrease the price to be paid for shares below $5.80 per share;

•	increase the number of shares being sought in the Tender Offer and such increase in the number of shares being sought exceeds 2% of our outstanding shares (or approximately 1,200,000 shares); or

•	decrease the number of shares being sought in the Tender Offer; and

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the Tender Offer is scheduled to expire at any time earlier than the expiration of a period ending at 12:00 midnight, New York City time, on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 15, then the Tender Offer will be extended until the expiration of such ten business day period. For the purposes of the Tender Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. to 12:00 midnight, New York City time.

The Tender Offer is not conditioned on any minimum number of shares being tendered.

In accordance with Instruction 5 to the Letter of Transmittal, stockholders desiring to tender shares must specify the price or prices, not in excess of $6.80 nor less than $5.80 per share, at which they are willing to sell their shares to us in the Tender Offer. The prices that may be specified begin at $5.80, and increase in $0.10 increments up to a maximum price of $6.80. Alternatively, stockholders desiring to tender shares can choose not to specify a price and, instead, can elect to tender their shares at the purchase price ultimately paid for shares properly tendered and not properly withdrawn in the Tender Offer, which could result in the tendering stockholder receiving the minimum price of $5.80 per share. See Section 8 for recent market prices for the shares.

Promptly following the Expiration Time, we will look at the prices chosen by stockholders for all of the shares properly tendered and not properly withdrawn and will determine the purchase price within the price range specified above that will allow us to buy 10,000,000 shares, subject to our right to increase the total number of shares purchased to the extent permitted by applicable law. If fewer shares are properly tendered and not properly withdrawn, we will select the lowest price that will allow us to buy all the shares that are properly tendered and not properly withdrawn. Once the purchase price has been determined, we intend to promptly disclose such price in a manner calculated to inform stockholders of this information, which will include a press release through PR Newswire or another comparable service.

All shares we acquire in the Tender Offer will be acquired at the same purchase price regardless of whether the stockholder tendered at a lower price. We will purchase only shares properly tendered at prices at or below the purchase price we determine. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered, even if stockholders tendered at or below the purchase price, if more than the number of shares we seek to purchase are properly tendered and not properly withdrawn. We will return shares tendered at prices in excess of the purchase price that we determine and shares that we do not purchase because of the “odd lot” priority, proration or conditional tender provisions to the tendering stockholders at our expense promptly after the Expiration Time. Stockholders can specify one minimum price for a specified portion of their shares and a different minimum price for other specified shares, but a separate Letter of Transmittal must be submitted for shares tendered at each price. See Instruction 5 to the Letter of Transmittal.

Stockholders also can specify the order in which we will purchase the specified portions in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered shares pursuant to the Tender Offer. In the event a stockholder does not designate the order and fewer than all shares are purchased due to proration, the Depositary will select the order of shares purchased.

If the number of shares properly tendered at or below the purchase price determined in the Tender Offer and not properly withdrawn prior to the Expiration Time is less than or equal to 10,000,000 shares, or such greater number of shares as we may elect to accept for payment, we will, subject to applicable law and upon the terms and subject to the conditions of the Tender Offer, purchase all shares so tendered at the purchase price we determine.

Priority of Purchases. Upon the terms and subject to the conditions of the Tender Offer, if more than 10,000,000 shares, or such greater number of shares as we may elect to accept for payment, have been properly tendered at prices at or below the purchase price determined by us and not properly withdrawn prior to the Expiration Time, we will, subject to applicable law, purchase properly tendered shares on the basis described below:

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•	First, we will purchase all shares tendered by any Odd Lot Holder (as defined below) who:

•
tenders all shares owned beneficially and of record by the Odd Lot Holder at a price at or below the purchase price determined in the Tender Offer (tenders of less than all of the shares owned by an Odd Lot Holder will not qualify for this priority); and

•	completes the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

•
Second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares tendered at prices at or below the purchase price determined by us on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

•
Third, if necessary to permit us to purchase 10,000,000 shares (or such greater number of shares as we may elect to accept for payment), shares conditionally tendered (for which the condition requiring us to purchase a specified number of shares was not initially satisfied) at or below the purchase price determined by us and not properly withdrawn, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the shares that a stockholder tenders in the Tender Offer may not be purchased even if they are tendered at prices at or below the purchase price. In addition, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased even though those shares were tendered at prices at or below the purchase price we determine.

Odd Lots. The term “odd lots” means all shares properly tendered prior to the Expiration Time at prices at or below the purchase price determined by us and not properly withdrawn by any person (an “Odd Lot Holder”) who owned beneficially or of record a total of fewer than 100 shares in the aggregate and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery.

To qualify for this priority, an Odd Lot Holder must tender all shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd Lots will be accepted for payment before any proration of the purchase of other tendered shares. This priority is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. By tendering in the Tender Offer, an Odd Lot Holder who holds shares in its name and tenders its shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s shares. Any Odd Lot Holder wishing to tender all of its shares pursuant to the Tender Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration. If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional shares and subject to the provisions governing conditional tenders described in Section 6, proration for each stockholder tendering shares, other than Odd Lot Holders, will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders, other than Odd Lot Holders, at or below the purchase price determined in the Tender Offer. Because of the difficulty in determining the number of shares properly tendered and not properly withdrawn, and because of the odd lot procedure described above and the conditional tender procedure described in Section 6, we expect that we will not be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Tender Offer until up to five business days after the Expiration Time. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. After the Expiration Time, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

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As described in Section 14, the number of shares that we will purchase from a stockholder in the Tender Offer may affect the United States federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder’s decision whether or not to tender shares and whether to condition any tender upon our purchase of a stated number of shares held by such stockholder.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2.	Purpose of the Tender Offer; Certain Effects of the Tender Offer; Other Plans

Purpose of the Tender Offer. On August 4, 2006, we sold our Rosemont Pharmaceuticals Ltd. business to an entity affiliated with Close Brothers Private Equity for $176 million. The estimated net proceeds from this transaction after taxes and expenses were approximately $140 million. Including these net proceeds, we had cash, cash equivalents and short-term investments of $266 million as of August 10, 2006.

In considering whether to proceed with the Tender Offer, our Board of Directors reviewed our available cash resources in light of our anticipated cash flows from operations and our expected need for capital resources to fund operations. Among other factors, our Board of Directors considered the estimated cost of completing the full clinical development program for, and commercial launch of, our Puricase® (PEG-uricase) drug candidate, and the possible timing and effect of the introduction of a generic version of our Oxandrin® (oxandrolone) product. As a result of this review, our Board of Directors concluded that our available cash resources are sufficient to permit a significant repurchase of shares of our common stock. Our Board of Directors consulted with Citigroup Global Markets Inc. and determined that a “modified Dutch Auction” tender offer is the optimal mechanism for repurchasing these shares, and therefore unanimously approved the making of this Tender Offer. Our Board of Directors believes that the recent trading price range of our shares is not fully reflective of the value of our business and future prospects, and that consequently the repurchase of the shares represents an attractive investment and an appropriate and desirable use of available cash resources. However, actual experience may differ significantly from our expectations. See “Cautionary Note on Forward-Looking Statements.”

The purpose of the Tender Offer is to repurchase a portion of our outstanding shares. We believe that the “modified Dutch Auction” tender offer described herein represents a mechanism to provide all of our stockholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of some or all of their investment if they so elect. The Tender Offer also provides stockholders (particularly those who, because of the size of their holdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales. In addition, if we complete the Tender Offer, stockholders who do not participate in the Tender Offer will automatically increase their relative percentage ownership interest in us and our future operations at no additional cost to them. As a result, our Board of Directors believes that investing in our own shares in this manner is an attractive use of capital and an efficient means to provide value to our stockholders.

The Tender Offer also provides our stockholders with an efficient way to sell their shares without incurring brokers’ fees or commissions. Where shares are tendered by the registered owner of those shares directly to the Depositary, the sale of those shares in the Tender Offer will permit the seller to avoid the usual transaction costs associated with open market sales. Furthermore, Odd Lot Holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased in the Tender Offer will avoid any applicable odd lot discounts that might be payable on sales of their shares.

All shares purchased in the Tender Offer will be retired.

Our Board of Directors has approved the Tender Offer. However, neither we nor our Board of Directors nor the Dealer Manager, the Depositary nor the Information Agent are making any recommendation to you as to whether to tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares. You must decide as to whether to

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tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, and should consult your own tax and investment advisors.

Certain Effects of the Tender Offer. Stockholders who do not tender their shares pursuant to the Tender Offer and stockholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be owners of the Company. As a result, if we complete the Tender Offer, those stockholders will realize a proportionate increase in their relative equity interest in the Company and, thus, in our future earnings and assets, if any, and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares. Stockholders may be able to sell non-tendered shares in the future on NASDAQ, or otherwise, at a net price significantly higher or lower than the purchase price in the Tender Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her shares in the future.

The Tender Offer will reduce our “public float” (the number of shares owned by non-affiliate stockholders and available for trading in the securities markets), and may reduce the number of our stockholders. These reductions may result in reduced liquidity in the trading market for our common stock following completion of the Tender Offer.

Our directors and executive officers have each advised us that they do not intend to tender any of their shares in the Tender Offer. Accordingly, if we complete the Tender Offer, the proportional holdings of our directors and executive officers will increase. After completion of the Tender Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market or other transactions at prices that may or may not be more favorable than the purchase price to be paid to our stockholders in the Tender Offer. See Section 11.

Our shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. We believe that, following the purchase of shares pursuant to the Tender Offer, the shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin regulations.

Other Plans. Except for the foregoing and as otherwise disclosed in this Offer to Purchase or the documents incorporated by reference herein, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•	any material change in our present dividend rate or policy, our indebtedness or capitalization, our corporate structure or our business;

•
any change in our present Board of Directors or management or any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board of Directors or to change any material term of the employment contract of any executive officer;

•	our ceasing to be listed on NASDAQ;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition or disposition by any person of our securities; or

•	any changes in our charter or by-laws or other actions that could impede the acquisition of control of us.

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Notwithstanding the foregoing, as part of our long-term corporate goal of increasing stockholder value, we have regularly considered alternatives to enhance stockholder value, including open market repurchases of our shares, payment of a dividend to our stockholders, strategic acquisitions, divestitures and business combinations, and we intend to continue to consider alternatives to enhance stockholder value. Except as otherwise disclosed in this Offer to Purchase, as of the date hereof, no agreements, understandings or decisions have been reached and there can be no assurance that we will decide to undertake any such alternatives. See Section 11.

3.	Procedures for Tendering Shares

Valid Tender. For a stockholder to make a valid tender of shares in the Tender Offer, the Depositary must receive, at one of its addresses set forth on the back cover of this Offer to Purchase and prior to the Expiration Time:

•
a Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an “agent’s message” (see “—Book-Entry Transfer” below), and any other required documents; and

•
either certificates representing the tendered shares or, in the case of tendered shares delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation of that delivery (see “—Book-Entry Transfer” below).

In the alternative, the tendering stockholder must, before the Expiration Time, comply with the guaranteed delivery procedures we describe below.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Tender Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s applicable deadline.

In accordance with Instruction 5 to the Letter of Transmittal, each stockholder desiring to tender shares pursuant to the Tender Offer must either (1) check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer,” in which case you will be deemed to have tendered your shares at the minimum price of $5.80 per share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY LOWER THE PURCHASE PRICE PAID FOR ALL PURCHASED SHARES IN THE TENDER OFFER AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $5.80 PER SHARE) or (2) check one, and only one, of the boxes corresponding to the price at which shares are being tendered in the section of the Letter of Transmittal captioned “Price (in Dollars) Per Share at Which Shares Are Being Tendered.” A tender of shares will be proper if one, and only one, of these boxes is checked on the Letter of Transmittal.

If tendering stockholders desire to maximize the chance that their shares will be purchased in the Tender Offer, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” If tendering stockholders desire to indicate a specific price at which their shares are being tendered, they must check the applicable price box in the section of the Letter of Transmittal captioned “Price (in Dollars) per Share at Which Shares Are Being Tendered.” Tendering stockholders should be aware that this election could mean that none of their shares will be purchased if the price selected by the stockholder is higher than the purchase price we eventually determined after the Expiration Time.

A stockholder who desires to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are being tendered. The same shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Tender Offer) at more than one price. In order to properly withdraw, stockholders who tendered at multiple prices pursuant to multiple Letters of Transmittal must comply with the procedures described in Section 4.

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We urge stockholders who hold shares through brokers or banks to consult the brokers or banks to determine whether transaction costs are applicable if they tender shares through the brokers or banks and not directly to the Depositary.

Stockholders also can specify the order in which we will purchase the specified portions in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered shares pursuant to the Tender Offer. In the event a stockholder does not designate the order and fewer than all shares are purchased due to proration, the Depositary will select the order of shares purchased.

Odd Lot Holders who tender all their shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as described in Section 1.

Book-Entry Transfer. For purposes of the Tender Offer, the Depositary will establish an account for the shares at The Depository Trust Company (the “book-entry transfer facility”) within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of shares by causing the book-entry transfer facility to transfer those shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedures for that transfer. Although delivery of shares may be effected through book-entry transfer into the Depositary’s account at the book-entry transfer facility, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedures we describe below.

The confirmation of a book-entry transfer of shares into the Depositary’s account at the book-entry transfer facility as we describe above is referred to herein as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures will not constitute delivery to the Depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery. The method of delivery of shares, the Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the sole election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees. No signature guarantee will be required on a Letter of Transmittal for shares tendered thereby if:

•
the “registered holder(s)” of those shares signs the Letter of Transmittal and has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•	those shares are tendered for the account of an “eligible institution.”

A “registered holder” of tendered shares will include any participant in the book-entry transfer facility’s system whose name appears on a security position listing as the owner of those shares, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in any of the following: (1) the Securities Transfer Agents Medallion Program; (2) the New York Stock Exchange, Inc. Medallion Signature Program; or (3) the Stock Exchange Medallion Program.

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Except as described above, all signatures on any Letter of Transmittal for shares tendered thereby must be guaranteed by an eligible institution. See Instructions 1 and 6 to the Letter of Transmittal. If the certificates for shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 6 to the Letter of Transmittal.

Guaranteed Delivery. If you wish to tender shares in the Tender Offer and your certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Time, you can still tender your shares if you satisfy all of the following conditions:

•	your tender is made by or through an eligible institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the Expiration Time; and

•
the Depositary receives, at one of its addresses set forth on the back cover of this Offer to Purchase and within the period of three business days after the date of execution of that Notice of Guaranteed Delivery, either: (1) the certificates representing the shares being tendered, in the proper form for transfer, together with all other required documents and a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required thereon; or (2) confirmation of book-entry transfer of the shares into the Depositary’s account at the book-entry transfer facility, together with all other required documents and either a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required thereon or an agent’s message.

A Notice of Guaranteed Delivery must be delivered to the Depositary by hand, overnight courier, facsimile transmission or mail before the Expiration Time and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.

Stock Option Plans; Restricted Stock. Holders of vested but unexercised options may exercise such options in accordance with the terms of the Stock Option Plans and tender the shares received upon such exercise in accordance with the Offer. See “Valid Tender” above. Your exercise of options will be irrevocable, regardless of whether your shares are purchased. Holders of vested but unexercised options should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to them, based on their stock option exercise prices, the date of their stock option grants and the years left to exercise their options, the range of tender prices and the provisions for pro rata purchases by the Company described in Section 1. We strongly encourage those holders to discuss the Tender Offer with their tax and investment advisors. Holders of restricted stock or restricted stock units may not tender those shares or the shares represented by such units unless the restrictions imposed on such shares or the shares represented by such units by the relevant Stock Option Plan and award agreement have lapsed.

Stock Purchase Plan. Participants in the Stock Purchase Plan have their shares registered in the name of Deutsche Bank Alex. Brown, a broker, and should follow the instructions applicable to stockholders with shares registered in the name of brokers and other nominees. Please contact the Information Agent at (212) 929-5500 (collect) or (800) 322-2885 (toll free) with any questions regarding tendering shares acquired in the Stock Purchase Plan.

Return of Unpurchased Shares. The Depositary will return certificates for unpurchased shares promptly after the expiration or termination of the Tender Offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the shares to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

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Tendering Stockholders’ Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless at the time of tender and at the Expiration Time such person has a “net long position” in (1) a number of shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Tender Offer or (2) other securities immediately convertible into, exercisable for or exchangeable into a number of shares (“Equivalent Securities”) that is equal to or greater than the number of shares tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Tender Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Tender Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery described herein will constitute the tendering stockholder’s acceptance of the terms and conditions of the Tender Offer, as well as the tendering stockholder’s representation and warranty to us that (1) such stockholder has a “net long position” in a number of shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4, and (2) such tender of shares complies with Rule 14e-4.

Our acceptance for payment of shares tendered pursuant to the Tender Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Tender Offer.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and each such decision will be final and binding on all parties. We reserve the absolute right prior to the Expiration Time to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right subject to applicable law to waive any conditions of the Tender Offer with respect to all stockholders or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder whether or not we waive similar defects or irregularities in the case of other stockholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our reasonable interpretation of the terms of and conditions to the Tender Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties. By tendering shares to us, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

Lost Certificates. If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the stockholder should promptly notify the Depositary at (877) 248-6417 (toll free). The Depositary will instruct the stockholder as to the steps that must be taken in order to replace the certificates. See Instruction 12 to the Letter of Transmittal.

United States Federal Backup Withholding. Under the current United States backup withholding rules, 28% of the gross proceeds payable to a stockholder or other payee pursuant to the Tender Offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee (1) provides its taxpayer identification number (i.e., its employer identification number or social security number) to the Depositary and certifies that such number is correct and that such stockholder is not subject to backup withholding, or (2) establishes that an exemption from withholding otherwise applies under applicable regulations. Therefore, unless an exemption exists and is proven in a manner satisfactory to the Depositary, each tendering stockholder that is a U.S. Holder (as defined in Section 14) should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting

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requirements. In order for a foreign stockholder to qualify as an exempt recipient, that stockholder must submit a statement (generally, an applicable IRS Form W-8), signed under penalties of perjury, attesting to that stockholder’s exempt status. Such statements can be obtained from the Depositary. See Instruction 10 to the Letter of Transmittal. Amounts withheld, if any, under the backup withholding rules are generally not an additional tax and may be refunded or credited against the stockholder’s federal income tax liability, provided that the stockholder furnishes the required information to the Internal Revenue Service.

ANY TENDERING STOCKHOLDER OR OTHER PAYEE THAT FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL (OR SUCH OTHER IRS FORM AS MAY BE APPLICABLE) MAY BE SUBJECT TO REQUIRED UNITED STATES BACKUP WITHHOLDING AT A RATE EQUAL TO 28% OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE TENDER OFFER.

Withholding on Payments to Foreign Stockholders. In addition, gross proceeds payable pursuant to the Tender Offer to a foreign stockholder or its agent will be subject to withholding of United States federal income tax at a rate of 30%, unless the Company determines that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States and, in either case, the foreign stockholder provides the appropriate certification, as described below. For this purpose, a foreign stockholder is any stockholder that is not for United States federal income tax purposes: (a) an individual citizen or resident of the United States, (b) a corporation, partnership, or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, or (d) a trust the income from which is subject to United States federal income taxation regardless of source.

A foreign stockholder may be eligible to file for a refund of such tax or a portion of such tax withheld if such stockholder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 14 or if such stockholder is entitled to a reduced rate of withholding pursuant to a tax treaty and we withheld at a higher rate. In order to obtain a reduced rate of withholding under a tax treaty, a foreign stockholder must deliver to the Depositary before payment a properly completed and executed IRS Form W-8BEN claiming such an exemption or reduction. Such forms can be obtained from the Depositary. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the Tender Offer are effectively connected with the conduct of a trade or business within the United States, a foreign stockholder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI claiming such exemption. Such forms can be obtained from the Information Agent. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Foreign stockholders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

For a discussion of material United States federal income tax consequences to tendering stockholders, see Section 14.

4.	Withdrawal Rights

Except as this Section 4 otherwise provides, tenders of shares are irrevocable. You may withdraw shares that you have previously tendered in the Tender Offer according to the procedures we describe below at any time prior to the Expiration Time. You may also withdraw your previously tendered shares at any time after October 10, 2006, unless such shares have been accepted for payment as provided in the Tender Offer.

For a withdrawal to be effective, a written notice of withdrawal must:

•	be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

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•
specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.

If a stockholder has used more than one Letter of Transmittal or has otherwise tendered shares in more than one group of shares, the stockholder may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

If shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility’s procedures.

Withdrawals of tenders of shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Tender Offer. Withdrawn shares may be retendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3.

We will decide, in our sole discretion, all questions as to the form, validity and eligibility, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all parties. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any stockholder, whether or not we waive similar defects or irregularities in the case of any other stockholder. None of us, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

If we extend the Tender Offer, are delayed in our purchase of shares, or are unable to purchase shares in the Tender Offer as a result of a failure of a condition disclosed in Section 7, then, without prejudice to our rights in the Tender Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

5.	Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Tender Offer, promptly following the Expiration Time, we will (1) determine a single per share purchase price we will pay for the shares properly tendered and not properly withdrawn before the Expiration Time, taking into account the number of shares tendered and the prices specified by tendering stockholders, (2) accept for payment up to 10,000,000 shares properly tendered at prices at or below the purchase price, and not properly withdrawn before the Expiration Time, and (3) subject to applicable law and in our discretion, accept for payment up to an additional 2% of our outstanding shares (or approximately 1,200,000 shares), properly tendered at prices at or below the purchase price, and not properly withdrawn before the Expiration Time. In exercising the right to accept for payment up to an additional 2% of our outstanding shares, we may increase the purchase price (but not above the maximum price of $6.80) to allow us to purchase such additional shares.

For purposes of the Tender Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the “odd lot” priority, proration and conditional tender provisions of the Tender Offer, shares that are properly tendered at or below the purchase price determined by us and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Tender Offer.

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Upon the terms and subject to the conditions of the Tender Offer, we will accept for payment and pay the per share purchase price for all of the shares accepted for payment pursuant to the Tender Offer promptly after the Expiration Time. In all cases, payment for shares tendered and accepted for payment pursuant to the Tender Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of:

•	certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at the book-entry transfer facility;

•	a properly completed and duly executed Letter of Transmittal, or, in the case of a book-entry transfer, an agent’s message; and

•	any other required documents.

We will pay for shares purchased pursuant to the Tender Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Time. However, we expect that we will not be able to announce the final results of any proration or commence payment for any shares purchased pursuant to the Tender Offer until up to five business days after the Expiration Time. Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the purchase price and shares not purchased due to proration or conditional tender, will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the shares, to the tendering stockholder at our expense promptly after the Expiration Time or termination of the Tender Offer.

Under no circumstances will we pay interest on the purchase price, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the Tender Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Tender Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Tender Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 7 to the Letter of Transmittal.

Any tendering stockholder or other payee that fails to complete fully, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to required United States backup withholding at a rate equal to 28% of the gross proceeds paid to the stockholder or other payee pursuant to the Tender Offer. See Section 3. Also see Sections 3 and 14 regarding U.S. federal income tax consequences for foreign stockholders.

6.	Conditional Tender of Shares

Subject to the exception for Odd Lot Holders, in the event of an over-subscription of the Tender Offer, shares tendered at or below the purchase price prior to the Expiration Time will be subject to proration. See Section 1. As discussed in Section 14, the number of shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder’s shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery.

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Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the Expiration Time, if more than 10,000,000 shares (or such greater number of shares as we may elect to accept for payment, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder below the minimum number specified, the tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender and regarded as withdrawn as a result of proration will be returned at our expense, promptly after the Expiration Time.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below 10,000,000 (or such greater number of shares as we may elect to accept for payment, subject to applicable law) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been withdrawn to permit us to purchase 10,000,000 shares (or such greater number of shares as we may elect to accept for payment, subject to applicable law). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

7.	Conditions of the Tender Offer

Notwithstanding any other provision of the Tender Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Tender Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f)(5) under the Exchange Act (which requires that the issuer making the tender offer shall either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the tender offer), if at any time prior to the Expiration Time any of the following events has occurred (or shall have been reasonably determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any such event or events that are proximately caused by our action or failure to act), make it inadvisable to proceed with the Tender Offer or with acceptance for payment:

•
there has occurred any change in the general political, market, economic or financial conditions in the United States or abroad that is reasonably likely to materially and adversely affect our business or the trading in the shares, including, but not limited to, the following:

•	any general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or in the over-the-counter market;

•
a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that, in our reasonable judgment, could reasonably be expected to adversely affect, the extension of credit by banks or other financial institutions in the United States;

•	the commencement or escalation of a war, armed hostilities or other similar national or international calamity directly or indirectly involving the United States;

•	a decrease in excess of 10% in the market price for the shares or in the Dow Jones Industrial Average, the NASDAQ Composite Index or the S&P 500 Composite Index; or

•
legislation amending the Code (as defined in Section 14) has been passed by either the U.S. House of Representatives or the Senate or becomes pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to change the tax consequences of the transaction contemplated by the Tender Offer in any manner that would adversely affect us;

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•
there has been threatened, instituted, or pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which:

•
challenges or seeks to challenge, restrain, prohibit or delay the making of the Tender Offer, the acquisition by us of the shares in the Tender Offer, or any other matter relating to the Tender Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Tender Offer;

•
seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Tender Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the shares; or

•
seeks to impose limitations on our ability to acquire or hold or to exercise full rights of ownership of the shares or otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries, taken as a whole, or the value of the shares;

•
any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Tender Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Tender Offer or the purchase of shares thereunder;

•	could reasonably be expected to prohibit, restrict or delay consummation of the Tender Offer; or

•
otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries, taken as a whole;

•
a tender or exchange offer for any or all of our outstanding shares (other than the Tender Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or entity;

•	we learn that:

•
any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before August 11, 2006); or

•
any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before August 11, 2006 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of an additional 1% or more of our outstanding shares;

•
any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Tender Offer has not been obtained on terms satisfactory to us in our reasonable discretion;

•
any change (or condition, event or development involving a prospective change) has occurred in the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries, taken as a whole, that, in our reasonable judgment, does or is reasonably likely to have a materially adverse effect on us or any of our subsidiaries, taken as a whole, or we have become aware of any fact that, in our reasonable judgment, does or is reasonably likely to have a material adverse effect on the value of the shares; or

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•
we determine that the consummation of the Tender Offer and the purchase of the shares is reasonably likely to cause the shares to be delisted from NASDAQ or to be eligible for deregistration under the Exchange Act.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions (other than conditions that are proximately caused by our action or failure to act), and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion before the Expiration Time. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Time. Any determination by us concerning the events described above will be final and binding on all parties.

8.	Price Range of the Shares

The shares are traded on NASDAQ under the symbol “SVNT”. The following table sets forth, for each of the periods indicated, the high and low sales prices per share as reported by NASDAQ based on published financial sources.

	High	Low

Year Ending December 31, 2006:
First Quarter	$5.35	$3.58
Second Quarter	$6.13	$4.90
Third Quarter (through August 11, 2006)	$5.99	$5.07

Year Ended December 31, 2005:
First Quarter	$3.38	$2.25
Second Quarter	$4.47	$2.53
Third Quarter	$4.79	$3.38
Fourth Quarter	$3.99	$3.00

Year Ended December 31, 2004:
First Quarter	$5.60	$3.55
Second Quarter	$4.19	$2.20
Third Quarter	$2.85	$2.00
Fourth Quarter	$3.18	$1.77

On August 11, 2006, the last full trading day before we commenced the Tender Offer, the last reported sales price of the shares reported by NASDAQ was $5.59 per share. We urge stockholders to obtain a current market price for the shares before deciding whether and at what price or prices to tender their shares.

9.	Source and Amount of Funds

Assuming that 10,000,000 shares are purchased in the Tender Offer at the maximum purchase price of $6.80 per share, the aggregate purchase price will be $68,000,000, and the total amount of funds required to purchase such shares and to pay the fees and expenses relating to the Offer is estimated to be $69,366,000.

We anticipate that we will pay for the shares tendered in the Tender Offer, as well as paying related fees and expenses, from our cash and short-term investments.

10.	Information About Savient Pharmaceuticals, Inc.

We are a specialty pharmaceutical company engaged in developing, manufacturing and marketing pharmaceutical products that address unmet medical needs in both niche and wider markets. We currently market one product in the United States, Oxandrin®, used to promote weight gain following involuntary weight loss. We also have one product in clinical development, Puricase® (PEG-uricase), intended for treatment-failure gout, which has received “orphan drug” designation by the FDA. We have repositioned our company to focus on our specialty pharmaceutical assets, and particularly on the development of Puricase

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(PEG-uricase), our product candidate for the control of hyperuricemia in patients with treatment-failure gout in whom conventional treatment is contraindicated or shown to be ineffective.

Recent Developments. On August 4, 2006, we sold our wholly-owned subsidiary, Rosemont Pharmaceuticals Ltd, to an entity affiliated with Close Brothers Private Equity for $176 million. The net proceeds from this transaction after taxes and expenses were approximately $140 million.

Where You Can Find More Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO with the SEC that includes additional information relating to the Tender Offer.

These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 and at the library of NASDAQ at One Liberty Plaza, 165 Broadway, New York, N.Y. 10006. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http:// www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The Tender Offer incorporates by reference the documents listed below, including the financial statements and the notes related thereto contained in those documents that have been previously filed with the SEC. These documents contain important information about us.

SEC Filing (File No. 000-15313)	Period or Date Filed
Annual Report on Form 10-K	Fiscal Year Ended December 31, 2005, filed March 28, 2006

Quarterly Report on Form 10-Q	Fiscal quarter ended June 30, 2006, filed August 9, 2006

Fiscal Quarter Ended March 31, 2006, filed May 10, 2006

Current Report on Form 8-K	July 11, 2006

July 11, 2006

August 10, 2006

August 11, 2006

You can obtain any of the documents incorporated by reference in this Offer to Purchase from us or from the SEC’s web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You may request a copy of these filings at no cost, by writing or telephoning us at: Savient Pharmaceuticals, Inc., Attention: Investor Relations Department, One Tower Center, East Brunswick, New Jersey 08816, Telephone: (732) 418-9300. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request. You can also find copies of our filings with the SEC by visiting our website at: http://www.savientpharma.com. Information contained on our website is not part of, and is not incorporated into, the Tender Offer.

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11.	Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

As of August 9, 2006, there were approximately 61,870,000 shares of our common stock issued and outstanding. The 10,000,000 shares we are offering to purchase in the Tender Offer represent approximately 16.2% of the total number of issued and outstanding shares as of August 9, 2006.

As of August 9, 2006, our directors and executive officers as a group (14 persons) beneficially owned an aggregate of approximately 1,485,000 shares, representing approximately 2.4% of the total number of outstanding shares. Our directors and executive officers have each advised us that they do not intend to tender any of their shares in the Tender Offer. Accordingly, if we complete the Tender Offer, the proportional holdings of our directors and executive officers will increase to approximately 2.8%, assuming we repurchase 10,000,000 shares. After completion of the Tender Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market or other transactions at prices that may or may not be more favorable than the purchase price to be paid to our stockholders in the Tender Offer.

As of August 9, 2006, the aggregate number and percentage of shares of our common stock that were beneficially owned by our current directors, current executive officers and each person who owns (to our knowledge) 5% or more of our outstanding shares were as appears in the second and third columns of the table below. Assuming we purchase an aggregate of 10,000,000 shares in the Tender Offer, and no director, executive officer or any person who owns (to our knowledge based on our review of available Schedule 13D and 13G filings with the SEC) 5% or more of our outstanding shares of common stock tenders any shares in the Tender Offer, the percentage beneficial ownership of each director, executive officer and person who owns (to our knowledge based on our review of available Schedule 13D and 13G filings with the SEC) 5% or more of our outstanding shares after the Tender Offer will be approximately as appears in the table below.

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Unless otherwise indicated, the address of each person listed is c/o Savient Pharmaceuticals, Inc., One Tower Center, East Brunswick, New Jersey 08816.

	As of August 9, 2006
Name of Beneficial Owner	Shares Beneficially Owned (1)	% Beneficially Owned	% Beneficially Owned After Tender Offer (2)(3)

5% Stockholders

Palo Alto Investors (4)	8,844,000	14.29%	17.05%
Barclays (5)	4,143,690	6.70%	7.99%
Cadence (6)	3,090,178	4.99%	5.96%

Directors and Officers
Christopher G. Clement (7)	455,515	*	*
Herbert Conrad (8)	133,919	*	*
Paul Hamelin (9)	12,000	*	*
Brian J. Hayden (10)	—	*	*
Alan L. Heller (11)	10,306	*	*
Zebulun Horowitz, M.D. (12)	167,098	*	*
Steven O. Jaeger (13)	67,547	*	*
Joseph Klein III (14)	35,306	*	*
Robert Lamm (15)	74,654	*	*
Lee S. Simon, M.D. (16)	13,306	*	*
David Tendler (17)	137,757	*	*
Virgil Thompson (18)	135,320	*	*
Faye Wattleton (19)	126,202	*	*
Philip K. Yachmetz (20)	115,808	*	*
All Directors and Executive Officers as a group (14 persons) (21)	1,484,738	2.36%	2.81%

*	Less than 1% of the issued and outstanding common stock.
(1)
“Beneficial ownership” generally means any person who, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days.

(2)	Assumes that the Company purchases 10,000,000 shares in the Tender Offer.
(3)	Assumes the stockholder in question does not participate in the Tender Offer.
(4)
Based solely upon a Schedule 13G filed on April 18, 2006 by Palo Alto Investors, Palo Alto Investors beneficially owns and has sole voting power and dispositive power as to 8,844,000 shares of our common stock. The address of Palo Alto Investors is 470 University Avenue, Palo Alto, California 94301.

(5)
Based solely upon a Schedule 13G filed on January 26, 2006 by Barclays Global Investors, N.A., Barclays Global Fund Advisors, Barclays Global Investors, Ltd. and Barclays Global Investors Japan Trust and Banking Company Limited, to which we refer collectively as Barclays. Barclays beneficially owns 4,143,690 shares of our common stock. Barclays Global Investors, NA has sole voting power as to 1,792,700 shares of our common stock and has sole dispositive power as to 2,050,100 shares of our common stock. Barclays Global Fund Advisors has sole voting power and sole dispositive power as to 2,093,590 shares of our common stock. The address of Barclays is 45 Fremont Street, San Francisco, California 94105.

(6)
Based solely upon a Schedule 13D filed on April 6, 2006 by Cadence Investment Management, LLC, Cadence Onshore, LP, Cadence Investment Partners, LLC, Philip R. Broenniman, Regis Special Situations Fund, L.P., Regis Public Investments, LLC, Regis Management Company, LLC, John Freidenrich, Robert E. Dye and Robert F.X. Burlinson, to which we refer collectively as Cadence. Cadence Investment Management, LLC beneficially owns and has shared voting and dispositive power as to 2,176,254 shares of our common stock. Each of Cadence Onshore, LP and Cadence Investment Partners, LLC beneficially own and has shared voting and dispositive power as to 212,611 shares of our common stock. Philip R. Broenniman beneficially owns and has shared voting and dispositive power as

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to 2,388,865 shares of our common stock. Each of Regis Special Situations Fund, L.P., Regis Public Investments, LLC, Regis Management Company, LLC, John Freidenrich, Robert E. Dye and Robert F.X. Burlinson beneficially own and has shared voting and dispositive power as to 701,313 shares of our common stock. The address of Cadence Investment Management, LLC, Cadence Onshore, LP, Cadence Investment Partners, LLC and Philip R. Broenniman is 800 Third Avenue, New York, New York 10022. The address of Regis Special Situations Fund, L.P., Regis Public Investments, LLC, Regis Management Company, LLC, John Freidenrich, Robert E. Dye and Robert F.X. Burlinson is 300 Hamilton Avenue, Palo Alto, California 94301.

(7)
Includes 309,375 shares of common stock issuable upon exercise of stock options exercisable within 60 days after August 9, 2006. As of August 9, 2006, Mr. Clement had unvested options to purchase 153,125 shares of common stock that do not become exercisable within 60 days of August 9, 2006 and are therefore not included in the above number.

(8)
Includes 107,500 shares of common stock issuable upon exercise of stock options exercisable within 60 days after August 9, 2006. As of August 9, 2006, Mr. Conrad had unvested options to purchase 20,000 shares of common stock that do not become exercisable within 60 days of August 9, 2006 and are therefore not included in the above number.

(9)
As of August 9, 2006, Mr. Hamelin had unvested options to purchase 60,000 shares of common stock that do not become exercisable within 60 days of August 9, 2006 and are therefore not included in the above number.

(10)
As of August 9, 2006, Mr. Hayden had unvested options to purchase 150,000 shares of common stock that do not become exercisable within 60 days of August 9, 2006 and are therefore not included in the above number.

(11)
As of August 9, 2006, Mr. Heller had unvested options to purchase 2,143 shares of common stock that do not become exercisable within 60 days of August 9, 2006 and are therefore not included in the above number.

(12)
Includes 100,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days after August 9, 2006. As of August 9, 2006, Dr. Horowitz had unvested options to purchase 108,000 shares of common stock that do not become exercisable within 60 days of August 9, 2006 and are therefore not included in the above number.

(13)
Includes 40,833 shares of common stock issuable upon exercise of stock options exercisable within 60 days after August 9, 2006. As of August 9, 2006, Mr. Jaeger had unvested options to purchase 21,286 shares of common stock that do not become exercisable within 60 days of August 9, 2006 and are therefore not included in the above number.

(14)
As of August 9, 2006, Mr. Klein had unvested options to purchase 2,143 shares of common stock that do not become exercisable within 60 days of August 9, 2006 and are therefore not included in the above number.

(15)
Includes 55,250 shares of common stock issuable upon exercise of stock options exercisable within 60 days after August 9, 2006. As of August 9, 2006, Mr. Lamm had unvested options to purchase 46,750 shares of common stock that do not become exercisable within 60 days of August 9, 2006 and are therefore not included in the above number.

(16)
Includes 6,500 shares of common stock issuable upon exercise of stock options exercisable within 60 days after August 9, 2006. As of August 9, 2006, Dr. Simon had unvested options to purchase 2,143 shares of common stock that do not become exercisable within 60 days of August 9, 2006 and are therefore not included in the above number.

(17)
Includes 107,500 shares of common stock issuable upon exercise of stock options exercisable within 60 days after August 9, 2006. As of August 9, 2006, Mr. Tendler had unvested options to purchase 20,000 shares of common stock that do not become exercisable within 60 days of August 9, 2006 and are therefore not included in the above number.

(18)
Includes 100,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days after August 9, 2006. As of August 9, 2006, Mr. Thompson had unvested options to purchase 20,000 shares of common stock that do not become exercisable within 60 days of August 9, 2006 and are therefore not included in the above number.

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(19)
Includes 110,625 shares of common stock issuable upon exercise of stock options exercisable within 60 days after August 9, 2006. As of August 9, 2006, Ms. Wattleton had unvested options to purchase 20,000 shares of common stock that do not become exercisable within 60 days of August 9, 2006 and are therefore not included in the above number.

(20)
Includes 48,750 shares of common stock issuable upon exercise of stock options exercisable within 60 days after August 9, 2006. As of August 9, 2006, Mr. Yachmetz had unvested options to purchase 102,750 shares of common stock that do not become exercisable within 60 days of August 9, 2006 and are therefore not included in the above number.

(21)
See footnotes 7 through 20. As of August 9, 2006, our directors and executive officers as a group had unvested options to purchase 728,340 shares of common stock that do not become exercisable within 60 days of August 9, 2006 and are therefore not included in the above number.

Recent Securities Transactions. Based on our records and on information provided to us by our directors, executive officers, affiliates, and subsidiaries, neither we nor any of our affiliates, subsidiaries, directors, or executive officers have effected any transactions involving shares of our common stock during the 60 days prior to August 14, 2006, except as follows:

Stock Option Plans:

•
On June 30, 2006, pursuant to the 2004 Incentive Plan, we granted to our non-employee directors options to purchase shares of our common stock with an exercise price per share of $5.25, as set forth below:

Name	Shares Underlying Option

Herbert J. Conrad	5,000
Alan L. Heller	2,143
Stephen O. Jaeger	6,286
Joseph Klein III	2,143
Lee S. Simon	2,143
David Tendler	5,000
Virgil Thompson	5,000
Faye Wattleton	5,000

•
On June 30, 2006, pursuant to a provision of the 2004 Incentive Plan that provides for automatic quarterly grants to non-employee directors, we granted to our non-employee directors shares of our common stock for no purchase price, as set forth below:

Name	Shares

Herbert J. Conrad	714
Alan L. Heller	306
Stephen O. Jaeger	1,061
Joseph Klein III	306
Lee S. Simon	306
David Tendler	714
Virgil Thompson	714
Faye Wattleton	714

•
On July 5, 2006, we granted to Brian Hayden, our Senior Vice President, Chief Financial Officer and Treasurer, an option to purchase 150,000 shares of our common stock at an exercise price per share of $5.33.

•
During the 60 days prior to August 14, 2006, we issued 55,833 shares of our common stock upon exercise of stock options outstanding under our equity compensation plans, with a weighted average exercise price of $3.28 per share.

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Stock Purchase Plan:

•	On July 31, 2006 we issued 36,933 shares of our common stock to employees under the Stock Purchase Plan, for an average purchase price of $2.90 per share, including:

•	537 shares of our common stock purchased by Robert Lamm, our Senior Vice President, Quality & Regulatory Affairs, at a purchase price of $2.32 per share.

•	2,609 shares of our common stock purchased by Zebulun Horowitz, our Senior Vice President, Chief Medical Officer, at a purchase price of $4.56 per share.

Other Acquisitions:

•
Joseph Klein III, who is one of our directors, completed the following transactions involving our common stock, each through a broker and pursuant to a trading plan adopted by Mr. Klein pursuant to Rule 10b5-1 under the Exchange Act: (i) on June 15, 2006, Mr. Klein purchased 3,000 shares at a price per share of $5.71; (ii) on July 3, 2006, Mr. Klein purchased 3,000 shares at a price per share of $5.34, (iii) on July 18, 2006, Mr. Klein purchased 3,000 shares at a price per share of $5.19; and (iv) on August 1, 2006, Mr. Klein purchased 3,000 shares at a price per share of $5.88.

12.	Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act

The purchase by us of shares in the Tender Offer will reduce the number of shares that might otherwise be traded publicly and may reduce the number of stockholders. As a result, trading of a relatively small volume of the shares after consummation of the Tender Offer may have a greater impact on trading prices than would be the case prior to consummation of the Tender Offer.

We believe that there will be a sufficient number of shares outstanding and publicly traded following completion of the Tender Offer to ensure a continued trading market for the shares. Based upon published guidelines of NASDAQ, we do not believe that our purchase of shares in the Tender Offer will cause the remaining outstanding shares to be delisted from NASDAQ. The Tender Offer is conditioned upon there not being any reasonable likelihood, in our reasonable judgment, that the consummation of the Tender Offer and the purchase of shares will cause the shares to be delisted from NASDAQ. See Section 7.

Our shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares in the Tender Offer, the shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the Commission and comply with the Commission’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares in the Tender Offer pursuant to the terms of the Tender Offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

13.	Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of shares as contemplated by the Tender Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of shares by us as contemplated by the Tender Offer that is material to the success of the Tender Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action where practicable if practicable within the time period contemplated by the Tender Offer. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered in the Tender Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or

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that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligation in the Tender Offer to accept for payment and pay for shares is subject to conditions. See Section 7.

14.	United States Federal Income Tax Consequences

The following describes material United States federal income tax consequences relevant to the Tender Offer for U.S. Holders (as defined below). This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions in effect on the date hereof, all of which are subject to change, possibly with retroactive effect, and to varying interpretations, which could result in United States federal income tax consequences different from those described below.

This discussion deals only with stockholders who hold their shares as capital assets. This discussion does not deal with all tax consequences that may be relevant to all categories of holders (including, without limitation, dealers in securities, foreign currencies, or commodities, traders in securities that elect to mark their holdings to market, financial institutions, regulated investment companies, real estate investment trusts, holders whose functional currency is not the United States dollar, insurance companies, tax-exempt organizations, foreign persons, holders with shares received through the exercise of qualified incentive stock options, holders who may be subject to the alternative minimum tax or personal holding company provisions of the Code, or holders who hold shares as part of a hedging, integrated, conversion or constructive sale transaction or as a position in a straddle). This discussion does not address the state, local, foreign or alternative minimum tax consequences of participating in the Tender Offer. Holders of shares should consult their tax advisors as to the particular consequences to them of participation in the Tender Offer.

As used herein, a “U.S. Holder” means a beneficial holder of shares that is for United States federal income tax purposes: (a) an individual citizen or resident of the United States, (b) a corporation, partnership, or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, or (d) a trust the income from which is subject to United States federal income taxation regardless of source. The term also includes nonresident alien individuals, foreign corporations, foreign partnerships, and foreign estates and trusts (“foreign stockholders”) to the extent that their ownership of the shares is effectively connected with the conduct of a trade or business within the United States, as well as certain former citizens and residents of the United States who, under certain circumstances, are taxed on income from U.S. sources as if they were citizens or residents. It should also be noted that certain “single member entities” are disregarded for U.S. federal income tax purposes. Such foreign stockholders that are single member non-corporate entities should consult with their own tax advisors to determine the U.S. federal, state, local, and other tax consequences that may be relevant to them.

FOREIGN STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES AND ANY APPLICABLE FOREIGN TAX CONSEQUENCES OF THE TENDER OFFER AND ALSO SHOULD SEE SECTION 3 FOR A DISCUSSION OF APPLICABLE UNITED STATES WITHHOLDING RULES AND THE POTENTIAL FOR OBTAINING A REFUND OF ALL OR A PORTION OF ANY TAX WITHHELD.

If a limited liability company or partnership holds shares, the tax treatment of a member or partner will generally depend upon the status of such person and the activities of the limited liability company or partnership. A U.S. Holder that is a limited liability company or partnership should consult its own tax advisors regarding the treatment of its members or partners.

Non-Participation in the Tender Offer. U.S. Holders that do not participate in the Tender Offer will not incur any tax liability as a result of the consummation of the Tender Offer.

Exchange of Shares Pursuant to the Tender Offer. An exchange of shares for cash pursuant to the Tender Offer will be a taxable transaction for United States federal income tax purposes. A U.S. Holder that participates in the Tender Offer will be treated, depending on such U.S. Holder’s particular circumstances,

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either as recognizing gain or loss from the disposition of the shares or as receiving a dividend distribution from the Company.

Sale or Exchange Treatment. Under Section 302 of the Code, a U.S. Holder whose shares are exchanged in the Tender Offer will be treated as having sold such U.S. Holder’s shares, and thus will recognize capital gain or loss if the exchange (a) results in a “complete termination” of all such U.S. Holder’s equity interest in the Company, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (c) is “not essentially equivalent to a dividend” to the U.S. Holder. In applying the Section 302 tests, a U.S. Holder must take into account not only the shares that the U.S. Holder actually owns, but also stock that such U.S. Holder constructively owns under attribution rules, pursuant to which the U.S. Holder will be deemed to own Company shares owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and Company stock that the U.S. Holder has the right to acquire by exercise of an option.

An exchange results in a “complete termination” of a U.S. Holder’s equity interest in the Company if all of the shares that are owned or deemed owned by the U.S. Holder are exchanged in the Tender Offer.

An exchange of shares for cash will be a “substantially disproportionate” redemption with respect to a U.S. Holder if (i) the percentage of the then-outstanding voting shares owned or deemed owned by such U.S. Holder in the Company immediately after the exchange is less than 80% of the percentage of shares owned or deemed owned by such U.S. Holder in the Company immediately before the exchange.

If an exchange of shares for cash in the Tender Offer does not qualify as a “complete termination” of the U.S. Holder’s interest in the Company and also fails to satisfy the “substantially disproportionate” test, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. An exchange of shares for cash will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in the Company. An exchange of shares for cash that results in a reduction of the proportionate equity interest in the Company of a U.S. Holder whose relative equity interest in the Company is minimal (e.g., an interest of less than one percent) and who does not exercise any control over or participate in the management of the Company’s corporate affairs may constitute such a meaningful reduction. A U.S. Holder should consult its tax advisor regarding the application of the rules of Section 302 in such U.S. Holder’s particular circumstances.

If a U.S. Holder is treated as recognizing gain or loss from the disposition of such U.S. Holder’s shares for cash, such gain or loss will be equal to the difference between the amount of cash received and such U.S. Holder’s adjusted tax basis in the shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held the shares for more than one year as of the date of the exchange. Specific limitations may apply to the deductibility of capital losses by U.S. Holders. Calculation of gain or loss must be made separately for each block of shares owned by the U.S. Holder. Under the tax laws, a U.S. Holder may be able to designate which blocks and the order of such blocks to be exchanged pursuant to the Tender Offer. Under current law, non-corporate U.S. Holders generally will be subject to United States federal income tax at a minimum rate of 15% on long-term capital gain. Short-term capital gain and ordinary income are subject to a tax at a maximum of 35%.

Dividend Treatment. If a U.S. Holder does not meet the requirements of Section 302 of the Code, the exchange of the U.S. Holder’s shares by the Company in the Tender Offer will not be treated as a sale or exchange under Section 302 of the Code with respect to the U.S. Holder. Instead, the cash received by such U.S. Holder pursuant to the exchange will be treated as a distribution, taxable as a dividend to the extent of the portion of the Company’s current and accumulated earnings and profits allocable to such shares. To the extent that amounts received pursuant to the Tender Offer exceed a U.S. Holder’s allocable share of the Company’s current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the adjusted tax basis of such U.S. Holder’s shares, and any amounts in excess of the U.S. Holder’s adjusted tax basis will constitute capital gain. Any remaining adjusted tax basis in the shares tendered will be transferred to any remaining shares held by such U.S. Holder. The amount of the current and accumulated earnings and profits of the Company has not been established.

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Provided certain holding period requirements are satisfied, non-corporate U.S. Holders generally will be subject to United States federal income tax at a maximum rate of 15% on amounts treated as dividends, i.e., the entire amount of cash received without reduction for the tax basis of the shares exchanged.

To the extent that cash received in exchange for shares is treated as a dividend to a corporate U.S. Holder, it may be (i) eligible for a dividends-received deduction (subject to applicable limitations) and (ii) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate U.S. Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.

We cannot predict whether or the extent to which the Tender Offer will be oversubscribed. If the Tender Offer is oversubscribed, proration of tenders pursuant to the Tender Offer will cause the Company to accept fewer shares than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s shares will be purchased pursuant to the Tender Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a distribution, for United States federal income tax purposes pursuant to the rules discussed above.

See Section 3 with respect to the application of United States federal income tax withholding and backup withholding.

THE FEDERAL TAX DISCUSSION SET FORTH ABOVE MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX IMPLICATIONS OF THE TENDER OFFER UNDER APPLICABLE FEDERAL, STATE OR LOCAL LAWS. FOREIGN STOCKHOLDERS SHOULD ALSO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES UNIQUE TO HOLDERS WHO ARE NOT U.S. PERSONS.

CIRCULAR 230 NOTICE. TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY UNITED STATES TREASURY REGULATIONS, STOCKHOLDERS SHOULD NOTE THAT: (1) ANY UNITED STATES FEDERAL TAX ADVICE CONTAINED HEREIN IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING UNITED STATES FEDERAL TAX PENALTIES THAT MAY BE IMPOSED ON THE TAXPAYER; (2) ANY SUCH ADVICE IS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TENDER OFFER; AND (3) EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

15.	Extension of the Tender Offer; Termination; Amendment

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events described in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Tender Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, if any event described in Section 7 has not occurred or has occurred, to terminate the Tender Offer and reject for payment and not pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events described in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Tender Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Tender Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Tender Offer. Amendments to the Tender Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be

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issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made in the Tender Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire or another comparable service. In addition, we would file such press release as an exhibit to the Schedule TO.

If we materially change the terms of the Tender Offer or the information concerning the Tender Offer, we will extend the Tender Offer to the extent required by SEC rules. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Tender Offer or information concerning the Tender Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Tender Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Tender Offer. If (1)(i) we increase or decrease the price to be paid for shares beyond the range, (ii) decrease the number of shares being sought in the Tender Offer, or (iii) increase the number of shares being sought in the Tender Offer by more than 2% of our outstanding shares (or approximately 1,200,000 shares) and (2) the Tender Offer is scheduled to expire at any time earlier than the expiration of a period ending at 12:00 midnight, New York City time, on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 15, the Tender Offer will be extended until the expiration of such period of ten business days.

16.	Fees and Expenses

We have retained Citigroup Global Markets Inc. to act as the Dealer Manager in connection with the Tender Offer. In its role, Citigroup Global Markets Inc. may contact brokers, dealers and similar entities and may provide information regarding the Tender Offer to those that it contacts or persons that contact it. The Dealer Manager will receive reasonable and customary compensation. We also have agreed to indemnify the Dealer Manager against certain liabilities in connection with the Tender Offer, including certain liabilities under the federal securities laws.

The Dealer Manager and its affiliates have provided, and may in the future provide, various investment banking and other services to us for which future services we would expect they would receive customary compensation from us. In the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, the Dealer Manager and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities.

We have retained MacKenzie Partners, Inc. to act as Information Agent and American Stock Transfer & Trust Company to act as Depositary in connection with the Tender Offer. The Information Agent may contact holders of shares by mail, facsimile and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the Tender Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Tender Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of shares in the Tender Offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if stockholders tender shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Tender Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the

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Dealer Manager, the Information Agent or the Depositary for purposes of the Tender Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares, except as otherwise provided in Instruction 7 in the Letter of Transmittal.

17.	Miscellaneous

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Tender Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is described in Section 10 with respect to information concerning us.

This Offer to Purchase and the Letter of Transmittal do not constitute an offer to purchase securities in any jurisdiction in which such offer is not permitted or would not be permitted. If we become aware of any jurisdiction where the making of the Tender Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law where practicable. If, after such good faith effort, we cannot comply with the applicable law, the Tender Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction.

You should only rely on the information contained (or incorporated by reference) in this Offer to Purchase or to which we have referred to you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your shares in the Tender Offer. We have not authorized any person to give any information or to make any representation in connection with the Tender Offer other than those contained in this Offer to the Purchase or in the Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, the Dealer Manager, the Depositary or the Information Agent.

Savient Pharmaceuticals, Inc.

August 14, 2006

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The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her bank, broker, dealer, trust company or other nominee to the Depositary as follows:

The Depositary for the Tender Offer is:

American Stock Trust & Trust Company

By Mail: American Stock Transfer & Trust Company Attention: Operations Center 59 Maiden Lane New York, New York 10038	By Hand or Overnight Courier: American Stock Transfer & Trust Company Attention: Operations Center 6201 15th Avenue Brooklyn, New York 11219

Delivery of the letter of transmittal to an address other than as set forth above will not constitute a valid delivery to the Depositary.

Questions and requests for assistance may be directed to the Information Agent, or to the Dealer Manager, at their respective and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase, the related Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent.

The Information Agent for the Tender Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
E-mail: proxy@mackenziepartners.com
or
CALL TOLL-FREE (800) 322-2885

The Dealer Manager for the Tender Offer is:

Citigroup Global Markets Inc. Special Equity Transactions Group 390 Greenwich Street, 5th Floor New York, New York 10013 (877) 531-8365 (toll free) (212) 723-7236 (collect)